AMENDMENT TO

ADMINISTRATION AGREEMENT

THIS AMENDMENT is made as of April 1, 2016, by and between JPMorgan Funds Management, Inc. (“JPMFM”), J.P. Morgan Investment Management Inc. (“JPMIM”) and J.P. Morgan Exchange-Traded Fund Trust (the “Agreement”).

WHEREAS, in accordance with Article 9 of the Administration Agreement, JPMFM wishes to assign all of its rights and responsibilities under the Agreement to JPMIM (the “Assignment”); and

WHEREAS, JPMIM wishes to accept, and agrees to, such Assignment by JPMFM; and

WHEREAS, J.P. Morgan Exchange-Traded Fund Trust who is currently a party to the Administration Agreement consents to such Assignment.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the same meaning as are set forth in the Agreement.

2.	As of the date of the Amendment, JPMFM shall hereby assign all of its rights and responsibilities to JPMIM and J.P. Morgan Exchange-Traded Fund Trust consents to such Assignment.

3.	This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

4.	This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed by their duly authorized officers as of the day and year first above written.

JPMorgan Funds Management, Inc.
J.P. Morgan Investment Management Inc.

By:	/s/ Brian S. Shlissel
Name: Brian S. Shlissel
Title: Managing Director

J.P. Morgan Exchange-Traded Fund Trust

By:	/s/ Lauren Paino
Name: Lauren Paino
Title: Treasurer